Amendment
to Amended and Restated
Investment Sub-Advisory Agreement
Between Jackson National Asset Management, LLC
and T. Rowe Price Associates, Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and T. Rowe Price Associates, Inc., a Maryland corporation and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser entered into an Investment Sub-Advisory Agreement effective as of January 31, 2001, and Amended and Restated effective as of the 1st day of December, 2012 (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust.

Whereas, the parties have agreed to amend the following sections of the Agreement:

Section 2. “Delivery of Documents”;
Section 3. “Management”;
Section 10. “Duration and Termination”;
Section 14. “Miscellaneous”; and

the parties have also agreed to add the following new section to the Agreement:

Section 16. Confidential Treatment”.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement, as follows:

Delete the last paragraph of Section 2. “Delivery of Documents”, in its entirety, and replace it with the following:

The Adviser agrees, on an ongoing basis, to notify the Sub-adviser in writing of each change in the fundamental and non-fundamental investment policies and restrictions of the Funds before they become effective and to provide to the Sub-adviser as promptly as practicable copies of all amendments and supplements to the Registration Statement before filing with the Securities and Exchange Commission (“SEC”) and amendments to the  documents outlined in this paragraph.

Add the following new paragraph as the second paragraph of Section 3. “Management”:

The Adviser acknowledges that the Sub-Adviser is not the compliance agent for the Funds or for the Adviser, and does not have access to all of the Funds’ books and records necessary to perform certain compliance testing.  The Adviser acknowledges that to the extent that the Sub-Adviser has agreed to perform the services specified in this Section 3 in accordance with applicable law (including subchapter L of the Internal Revenue Code of 1986, as amended (the “Code”), the 1940 Act and the Advisers Act) and in accordance with the Trust’s instrument and By-Laws, policies and determinations of the Trustees of the Trust, the Adviser, and the Fund’s Registration Statement, the Sub-Adviser shall perform such services based upon its own internal books and records with respect to the portfolio, which comprise a portion of the Fund’s books and records, and shall not be held responsible under this Sub-Advisory Agreement so long as it performs such services in accordance with this Sub-Advisory Agreement based upon such books and records and such instructions provided by the Fund or the Adviser.

Delete the first sub-paragraph b) in Section 3 in its entirety, and replace it with the following:

b)
directly or through the trading desk of T. Rowe Price Associates, Inc. and its advisory affiliates, place orders and negotiate the commissions (if any) for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the Sub-Adviser may select.

Add the following as a new sub-paragraph c) in Section 3 after the heading entitled “The Sub-Adviser further agrees that it”, and re-number all sub-paragraphs alphabetically thereafter:

c)
will provide reasonable assistance to the Adviser in connection with the foreign laws, regulations and regulatory requirements as set forth by foreign regulatory agencies, as may be applicable to the Adviser and Funds and will comply with the foreign laws, regulations and regulatory requirements with respect to the Funds as set forth by foreign regulatory agencies directly applicable to the Sub-Adviser's investment activities in such foreign markets.

After renumbering the sub-sections as referenced above, add the following as a new sub-paragraph g) in Section 3 after the heading entitled “The Sub-Adviser further agrees that it”:

g)
will provide to the Adviser (i) a monthly compliance checklist developed for each Fund by Adviser and Sub-Adviser, and (ii) quarterly reports developed for each Fund by Adviser and Sub-Adviser; (iii) other compliance and reporting information as reasonably requested by the Adviser or the Board of Trustees from time-to-time;

After renumbering the sub-sections as referenced above, add the following as a new sub-paragraph h) in Section 3 after the heading entitled “The Sub-Adviser further agrees that it”:

h)
as a service provider to the Funds will cooperate fully with the Chief Compliance Officer of the Trust in the execution of his/her responsibilities to monitor service providers to the Funds under Rule 38a-1 under the 1940 Act, including any applicable document requests;

Following the sub-heading entitled, “The Sub-Adviser further agrees to” in Section 3, delete sub-paragraph g), in its entirety, and replace it with the following:

g)
May not consult with any other sub-adviser of the Trust, if any, or the sub-advisers to any other investment company (or separate series of an investment company) managed by the Adviser concerning the Trust’s transactions in securities or other assets for any investment portfolio of the Trusts, including the Funds, except that such consultations are permitted between the current and successor sub-advisor of the Funds in order to effect an orderly transition of the sub-advisory duties so long as such consultation are not concerning transactions prohibited by Section 17(a) of the 1940 Act;

Delete sub-paragraph i) in said section, in its entirety, and replace it with the following:

i)
will, provided custodian promptly forwards proxies to Sub-Adviser, vote proxies received in connection with securities held by the Funds consistent with the Sub-Adviser’s proxy policies and its fiduciary duties hereunder.

Add the following new sub-paragraph j) to said section.

j)	Sub-adviser shall have no responsibility with respect to maintaining custody of the Funds' assets. The Sub-Adviser shall not be liable for any act or omission of the Funds’ custodian

Add the following to the end of Section 3:

The Adviser further agrees to provide the following:

a)	A list of first tier affiliates and second tier affiliates (i.e., affiliates of affiliates) of the Fund;

b)	A list of restricted securities for each Fund (including CUSIP, Sedol or other appropriate security identification); and

c)	A copy of the current compliance procedures applicable to the sub-advisory services that we provide for each Fund;

The Adviser also agrees to promptly update the above referenced items in order to ensure their accuracy, completeness and/or effectiveness.

Delete Section 10. “Duration and Termination”, in its entirety, and replace it with the following:

10.
Duration and Termination.  The Agreement will become effective as to a Fund upon execution or, if later, on the date that initial capital for such Fund is first provided to it and, unless sooner terminated as provided herein, will continue in effect for two years from the effective date of the initial Investment Sub-Advisory Agreement with regard to all Fund(s) covered by this Agreement. Thereafter, if not terminated as to a Fund, this Agreement will continue from year to year through June 30th of each successive year following the initial two year period, for each Fund covered by this Agreement, as listed on Schedule A, provided that such continuation is specifically approved at least annually by the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund(s), and in either event approved also by a majority of the Trustees of the Trust who are not interested persons of the Trust, or of the Adviser, or of the Sub-Adviser. Notwithstanding the foregoing, this Agreement may be terminated as to a Fund at any time, without the payment of any penalty, on sixty days’ written notice by the Trust or Adviser, or on sixty days’ written notice by the Sub-Adviser.  This Agreement will immediately terminate in the event of its assignment.  (As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” have the same meaning of such terms as in the 1940 Act.)

Add the following paragraph to the end of Section 14.  Miscellaneous:

During the term of this Agreement, the Adviser shall furnish to the Subadviser all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Subadviser’s name and its services in any way, or its logo, at a reasonable time prior to the use thereof, and the Adviser shall not use any such materials if the Subadviser reasonably objects in writing with 48 hours (or such other time as may be mutually agreed) after receipt thereof.  Materials which have been previously approved or those that only refer to Subadviser’s name or logo are not subject to such prior approval provided the Adviser shall ensure that such materials are consistent with those which were previously approved by the Subadviser as referenced in the preceding sentence.

Add the following new section, Section 16. Confidential Treatment:

16.
Confidential Treatment.  All information and advice furnished by one party to the other party (including their respective agents, employees and representatives and the agents, employees, and representatives of any affiliates) hereunder shall be treated as confidential and shall not be disclosed to third parties, without the prior written consent of the disclosing party, except that confidential information may be disclosed to a receiving party’s officers, directors, attorneys, financial advisers, accountants, professional advisers and service providers who (i) have executed agreements with confidentiality and nondisclosure obligations with the Adviser or Sub-Adviser, respectively (its “Representatives”) and (ii) have a need to know the confidential information   to comply with applicable laws, rules and regulations, subpoenas, court orders, and/or as required in the administration and management of the Funds.  It is understood that any information or recommendation supplied by, or produced by, Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser and the Trust.  Without limiting the foregoing, the Adviser and the Trust will only disclose portfolio information in accordance with the Trust’s portfolio information policy as adopted by the Board of Trustees. Confidential information shall not include information that (i) is public when provided or thereafter becomes public through no wrongful act of the recipient; (ii) is demonstrably known to the recipient prior to execution of this Agreement; (iii) is independently developed by the recipient through no wrongful act of the recipient in the ordinary course of business outside of this Agreement; (iv) is generally employed by the industry at the time that the recipient learns of such information or knowledge; or (iv) has been rightfully or lawfully obtained by the recipient from any third party.

This Amendment may be executed in two or more counterparts which together shall constitute one document.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 24th day of June 2013, effective May 30, 2013.

Jackson National Asset Management, LLC		T. Rowe Price Associates, Inc.

By:	/s/ Mark D. Nerud	By:	/s/ Fran Pollack-Matz
Name:	Mark D. Nerud	Name:	Fran Pollack-Matz
Title:	President and CEO	Title:	Vice President